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MGP Ingredients, Inc.
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MGP Ingredients, Inc. Announces Review of Strategic Alternatives

MGP Ingredients, Inc. (the “Company”) announced on May 29, 2013 that the Board of Directors has authorized a review of strategic alternatives. The Board of Directors has established a Special Committee of six independent directors to conduct the review. The Special Committee has retained BMO Capital Markets Corp. as its financial advisor.

The Company has not set a definitive timetable for completion of its evaluation and there can be no assurances that the process will result in any transaction being announced or completed. The Company does not plan to disclose or comment on developments regarding the strategic review process until further disclosure is deemed appropriate.

The initiation of a review of strategic alternatives will allow the Company to explore options that may accelerate the realization of value for the benefit of its stockholders. While alternatives are reviewed, the Company remains focused on executing on its operational plan to realize the long-term value of its assets.

About MGP Ingredients

MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. Distilled spirits are produced at facilities in the adjacent towns of Lawrenceburg and Greendale, Indiana. The Company is headquartered in Atchison, Kansas, where a variety of distilled alcohol products and food ingredients are manufactured. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison or Indiana facilities, (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the effectiveness of our hedging strategy, (iv) the competitive environment and related market conditions, (v) the ability to effectively pass raw material price increases on to customers, (vi) the ability to effectively operate the Illinois Corn Processing, LLC (“ICP”) joint venture, (vii) our ability to maintain compliance with all applicable loan agreement covenants, (viii) our ability to realize operating efficiencies, (ix) actions of governments and (x) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect the Company’s business, see Item 1A. Risk Factors in Part II of the Company's Report on Form 10-K for the year ended December 31, 2012.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-367-1480 or shanae.randolph@mgpingredients.com